 Exhibit 99.22

AGREEMENT

          THIS AGREEMENT (the "Agreement") is made this 6th day of August, 1999, by and among Caradon plc, Caradon Inc. and E Acqco Inc.

RECITALS

          Each of the parties is required to file a Schedule 13D with the United States Securities and Exchange Commission pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Common Stock, $0.01 par value, of Easco, Inc. ("Easco"). Rule 13d-2(k)(1) under the Exchange Act provides, among other things, that whenever two or more persons are required to Schedule 13D with respect to the same securities, only one Schedule 13D need be filed, provided that, among other things, the Schedule 13D contains as an exhibit an agreement among such persons that the Schedule 13D is filed on behalf of each of them. Because the parties wish to file a single Schedule 13D with respect to the Common Stock of Easco, this Agreement is intended to meet the requirements of Rule 13d-2(k)(1).

          NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

          1.    Filing of Schedule 13D. The parties shall promptly file, as required by Rule 13d-1, a single, joint Schedule 13D with respect to the Common Stock of Easco, and any required amendments thereto. Each party shall be responsible for the timely filing of such Schedule 13D (and any required amendments thereto) and for the completeness and accuracy of the information relating to such party contained therein. The Schedule 13D (and all amendments thereto) shall be filed on behalf of each and all of the parties to this Agreement. Each party represents to the others that it is eligible to file a Statement on Schedule 13D.

          2.    Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter of this Agreement. This Agreement may only be amended by a writing signed by each party hereto.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the dates indicated below.

Dated: August 6, 1999	CARADON PLC

By: /s/Martin Clark
Name: Martin Clark
Title: Group Finance Director

Dated: August 6, 1999	CARADON INC.

By: /s/Robert B. Leckie
Name: Robert B. Leckie
Title: Vice President

Dated: August 6, 1999	E ACQCO INC.

By: /s/Robert B. Leckie
Name: Robert B. Leckie
Title: Vice President

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